Exhibit 10.2

Prudential Financial, Inc.

Executive Stock Option Program

Grant Acceptance Agreement

(for executives subject to the reporting requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended)

You have been granted XXX options (the “Options”) to purchase XXX shares of Prudential Financial, Inc. common stock, par value $0.01 per share (“Common Stock”), on January 18, 2008 (the “Grant Date”). The Options shall not be treated as “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

Vesting Dates: Subject to the terms, conditions and restrictions set forth herein and in the Prudential Financial, Inc. Omnibus Incentive Plan (the “Plan”), the Options may be exercised on or after the dates indicated below as to that number of Options set forth below, and each Option represents a right to purchase only one share of Common Stock.

Xx Options on January 18, 2010

Xx Options on January 18, 2011

Grant Price: $XX.XX per share of Common Stock (the “Grant Price”).

Expiration Date: The Options shall expire on January 18, 2018 (the “Expiration Date”).

This Grant Acceptance Agreement (this “Agreement”) is subject to the terms, conditions and restrictions contained in the Plan (capitalized terms used but not defined herein have the meanings given such terms in the Plan). Except as specified otherwise, this Agreement is not a substitute for the official Plan document, which governs the operation of the Plan. Also, this is not a stock certificate or negotiable instrument.

The benefits provided by this Agreement and the Options will be determined pursuant to, and are governed by, the provisions of the Plan document and this Agreement, including any decisions of the committee designated under the Plan by Prudential Financial, Inc. (“Prudential”) Board of Directors (the “Compensation Committee” or the “Committee”). Except as specifically stated otherwise in this Agreement, if there is any discrepancy between the information in this Agreement and the Plan document, or if there is a conflict between information discussed by anyone acting on behalf of Prudential and the actual Plan document, the Plan document, as interpreted by the Committee (or its delegate), in its sole discretion, will always govern.

1.	Exercise Methods

Cash Exercise – lets you exercise the Options and receive Common Stock, after paying in cash the Grant Price, applicable taxes and fees.

Sell to Cover – lets you exercise the Options, direct the immediate sale of the portion of Common Stock purchased necessary to pay the Grant Price, applicable taxes and fees, without paying cash out of your pocket, and receive the remaining shares of Common Stock.

One or more of these Exercise Methods outlined above may not be available to you (or may be unavailable during a specified period) should Prudential determine that its availability will or could violate the terms of any relevant law or regulation. You may not exercise the Options at a time when the market price of the Common Stock does not exceed the Grant Price.

2.	Taxes

Prudential or any of its direct or indirect subsidiaries (collectively, the “Company Group”), as applicable, shall have the right to deduct and report taxes (federal, state, local or foreign taxes, including social insurance taxes) or other obligations required to be withheld by law on Options from any Common Stock or cash payments or distributions made to you. Prudential (or, if appropriate, any other member of the Company Group) also shall have the right to require you to remit to Prudential (or, if appropriate, any other member of the Company Group) an amount necessary to satisfy any such taxes or other obligations. Prudential may defer issuance of Common Stock upon the exercise of any Options until such withholding is satisfied.

3.	Option Term

Once the Options vest, you will have until the Expiration Date to exercise the Options, unless your employment ends prior to the Expiration Date or the Options are otherwise settled in cash upon a Change of Control.

4.	Value of Options

Prudential makes no representation as to the value of the Options or whether you will be able to realize any profit based on any award of Options to you.

5.	Exercise Upon Death, Disability and Other Termination of Employment

(a)	Notwithstanding any provisions of the Plan to the contrary, you agree that all the Options, whether vested or unvested, shall automatically be forfeited and cancelled upon the termination, for any reason, of your employment with any member of the Company Group, and no shares of Common Stock may thereafter be purchased under the Options, except as follows:

(1)

Death. In the event your employment with any member of the Company Group terminates by reason of death, the Options that are then not yet exercised shall become immediately exercisable in full and may be exercised by your estate at any time prior to the earlier of the (i) Expiration Date or (ii) third (3rd) anniversary (or such earlier date as the Committee shall determine) of your death; provided, however, that the Options shall be exercisable for not less than one (1) year after your death even if such period exceeds the Expiration Date.

(2)

Disability. In the event your employment with any member of the Company Group terminates by reason of Disability, the Options that are then not yet exercised shall become immediately exercisable in full and may be exercised by you (or, in the event of your death after termination of your employment when the Option is exercisable pursuant to its terms, by your estate), at any time prior to the earlier of the (i) Expiration Date or (ii) three (3) years (or such shorter period as the Committee shall determine) following your termination of employment.

(3)	Approved Retirement. In the event (i) your employment with any member of the Company Group terminates, (ii) you qualify for an Approved Retirement, (iii) you (X) have been an employee of the Company Group through January 18, 2011 and all Options are fully vested, or (Y) you resign from your employment with any member of the Company Group after January 18, 2010 on a specific date approved and accepted by the Committee and the Committee, in its sole discretion, agrees to accelerate the vesting of the remaining outstanding and unvested Options, and (iv) you execute and submit by the date specified by Prudential, and do not later revoke, a separation agreement and/or release in a form and with terms and conditions (including, but not limited to, non-solicitation of employees and business of the Company Group) satisfactory to Prudential (hereafter referred to as the “Release”), the Options that are vested and unexercised as of the date of your termination of employment that qualifies as an Approved Retirement will be exercisable at any time following the effective date of your Release until the earlier of (A) the Expiration Date or (B) five (5) years following your termination of employment that qualifies as an Approved Retirement.

(4)

Voluntary Resignation. In the event you (i) voluntarily resign from your employment with any member of the Company Group, (ii) do not qualify for an Approved Retirement or you qualify for Approved Retirement, but resign prior to January 18, 2011, and (iii) execute and submit by the date specified by Prudential, and do not later revoke, the Release, the Options that are vested and unexercised as of the date of your termination of employment will be exercisable at any time following the effective date of your Release until the earlier of the (A) Expiration Date or (B) ninetieth (90th) day following your termination of employment. Any Options that were not vested as of the date your employment terminated shall automatically be forfeited and cancelled on such date.

(5)	Any Other Reason. In the event (i) your employment with any member of the Company Group terminates for any reason other than one described in Subsections 5(a)(1) through (4) above, or Subsection 5(b) below, and (ii) you execute and submit by the date specified by Prudential, and do not later revoke, the Release, the following provisions will apply:

(A)

Options that are vested and unexercised as of the date of your termination of employment will be exercisable at any time following the effective date of the Release until the earlier of the (i) Expiration Date or (ii) ninetieth (90th) day following your termination of employment.

(B)

A pro-rata number of unvested Options (rounded up to the nearest whole integer if it results in a fraction) equal to the number of unvested Options remaining as of the date of such termination of employment multiplied by a fraction, the numerator of which is the number of full months that have elapsed beginning with the Grant Date and ending with the date of such termination of employment, and the denominator of which is 36 (a partial month worked will be counted as a full month if you were an active employee of the Company Group for 15 days or more in that month), will be exercisable at any time following the effective date of the Release until the earlier of the (i) Expiration Date or (ii) ninetieth (90th) day following your termination of employment. The remaining balance of the unvested Options shall be immediately forfeited and cancelled.

(b)	For Cause. In the event your employment is terminated by any member of the Company Group for Cause, any Options that are then not yet exercised shall be immediately forfeited and cancelled upon such termination and shall not be exercisable thereafter, and the Committee may require that you disgorge any profit, gain or other benefit (including, but not limited to, and dividends and Dividend Equivalents) received in respect of the exercise of any Options for a period of up to twelve (12) months prior to your termination of employment for Cause. For purposes of this Subsection 5(b), in the event your employment is terminated by any member of the Company Group for Cause, the provisions of this Subsection 5(b) will apply notwithstanding any assertion (by you or otherwise) of a termination of employment for any other reason enumerated under this Section 5.

6.	Covenant Not to Solicit; Other Terms and Restrictions

(a)	Restrictions During Employment. You agree that during your employment with any member of the Company Group, you shall not, other than on behalf of any member of the Company Group, or as may otherwise be required in connection with the performance of your duties on behalf of any member of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than your administrative assistant) to leave the employ of the Company Group (“Induce Departures”).

(b)	Post-Employment Restrictive Covenants. You agree that you shall comply with the following restrictive covenants following the termination of your employment with any member of the Company Group:

(1)	Non-solicitation. Until the latest Vesting Date shown above or, if ending later, for a period of one year after the termination of your employment with any member of the Company Group for any reason, you shall not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any individual (other than your administrative assistant) whose employment by the Company Group ended within sixty (60) days preceding that individual’s hire or employment by you or your successor employer;

(2)	Additional Restrictive Covenants. In the event of your Approved Retirement due to your voluntary resignation, you shall not compete with the Company Group in any business in which the Company Group is engaged as of your last date of employment that operates in any geographic area in which the Company Group operates as of your last date of employment, for a period of one year following your termination of employment.

(c)	Restrictions Separable and Divisible. You hereby acknowledge that you understand the restrictions imposed upon you by Subsections 6(a) and (b) of this Agreement. Subsections 6(a) and (b) of this Agreement will only be enforced to the extent not contrary to applicable law. You and Prudential understand and intend that each such restriction agreed to by you will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. Prudential may waive any of these restrictions or any breach in circumstances that it determines, in its sole discretion, do not adversely affect its interests, but only in a writing signed by its Senior Vice President, Corporate Human Resources (or the successor to his or her human resource responsibilities), or his or her delegate. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any other breach.

(d)

Remedies. You agree that the restrictions in Subsections 6(a) and (b) of this Agreement are fair, reasonable and necessary, and are reasonably required for the protection of Prudential and any other member of the Company Group. You also agree and acknowledge that the amount of damages that would derive from the breach of these restrictions is not readily ascertainable and that the restrictions contained herein are a significant portion of the consideration that you are conveying or have conveyed to Prudential in consideration of the grant of the Option evidenced by this Agreement. Accordingly, you agree that, in the event that you fail to execute and submit or you revoke a Release described in Section 5 of this Agreement, or you breach any of the restrictive covenants set forth in Subsections 6(a) and 6(b) of this Agreement, all unexercised Options shall be cancelled immediately as of the date of such failure, as determined in the sole discretion of the Committee or its delegate. You also agree that if you breach any of the restrictive covenants set forth in Subsections 6(a) and 6(b) of this Agreement, in addition to such equitable relief as may be available to Prudential as outlined below, you shall disgorge to Prudential Common Stock (rounded to the nearest whole share) equal in value (using the current Fair Market Value of Common Stock on the date the letter of notification of the breach is dated) to the profit that you realized from the exercise of any portion of the Options occurring (x) in the case of any breach occurring while you are an employee of the Company Group, within twelve (12) months before the date of such breach or at any time after the date of such breach or (y) in the case of a breach occurring after the termination of your employment, within six (6) months before the date on which your employment with the Company Group terminates or at any time after the date of such termination of employment. For the avoidance of doubt, the term “profit” referred to in the preceding sentence shall be equal to the sums (determined separately for each exercise of any portion of the Options occurring within the applicable period established pursuant to such sentence) of (i) (A) the Fair Market Value of a share of Common Stock on the date of exercise, in the case of a cash exercise, or the price at which shares of Common Stock are sold, in the case of a cashless exercise, minus (B) the per share exercise price (i.e., the Grant Price) of the Option, times (ii) the number of shares of Common Stock acquired upon such exercise of the Option(s). You shall pay any such amount (in the form of Common Stock) to Prudential within five (5) business days of the date Prudential notifies you that a breach of the provisions of this Section 6 has occurred. If payment is not made within such period, any subsequent payment shall be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of your breach is sent to you by Prudential, plus two (2) percent. Interest payments shall be made in the form of cash only. You also acknowledge that, in the event you breach any part of this Section 6, the damages to Prudential would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce this covenant. Further, you consent to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

7.	Compliance with Laws and Regulations

The Options and the obligation of Prudential to sell and deliver shares of Common Stock hereunder shall be subject in all respects to (a) all applicable federal, state, local and foreign laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its sole discretion, determine to be necessary or applicable. Moreover, the Options may not be exercised if their exercise, or the receipt of shares of Common Stock pursuant thereto, would be contrary to applicable law or the rules of any stock exchange.

8.	Investment Representation

If at the time of exercise of all or part of the Options, the Common Stock is not registered under the Securities Act of 1933, as amended (the “Securities Act”), or there is no current prospectus in effect under the Securities Act with respect to the Common Stock, you shall, if requested by the Committee, execute, prior to the delivery of any shares of Common Stock to you by Prudential, an agreement (in such form as the Committee may specify) in which you represent and warrant that you are purchasing or acquiring the shares acquired under this Agreement for your own account, for investment only and not with a view to the resale or distribution thereof, and represent and agree that any subsequent offer for sale or distribution of any kind of such shares shall be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption you shall, prior to any offer for sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Committee, from counsel for or approved by the Committee, as to the applicability of such exemption thereto.

9.	Agreement to Retain Shares

You agree to retain ownership of 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees and applicable taxes) of Common Stock acquired upon exercise of any of your Options. You also agree to hold all Common Stock retained pursuant to the preceding sentence until the later of (i) one year following the date of acquisition of such Common Stock, or (ii) the date that you have satisfied the Share Ownership Guidelines set forth in a letter from Arthur Ryan dated April 4, 2002 (the “Guidelines”). Once you have satisfied the holding period set forth in the preceding sentence, you may dispose of any Common Stock held in excess of the Guidelines, subject only to the Personal Securities Trading Policy, including the “Reporting Responsibilities and Procedures for Section 16 Officers and Directors and Control Persons of Prudential.” This agreement to retain Common Stock is applicable to this grant and for as long as you are an insider for the purpose of Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended.

10.	Governing Law

The validity, construction and effect of this Agreement and the Plan shall be determined in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

11.	Other Terms

The award of the Options does not entitle you to any benefit other than that granted under the Plan. Any benefits granted under the Plan are not deemed compensation under any Prudential pension plan, welfare plan or any compensation plan or program and shall not be considered as part of such compensation for purposes of calculating pension, bonuses, service awards, or in the event of severance, redundancy or resignation.

Prudential and other members of the Company Group will not be responsible if you do not exercise the Options.

You understand and accept that the benefits granted under the Plan are entirely at the sole discretion of Prudential, and that Prudential may modify, amend, suspend or terminate this Agreement, the Plan or any and all of the policies, programs and plans described in this Agreement in whole or in part, at any time, without notice to you or your consent. Further, this grant of Options does not give you the right to be granted any further options or other forms of compensation or benefits at any time in the future.

You understand that you do not have any rights as a stockholder by virtue of the grant of the Options but only with respect to shares of Common Stock, if any, actually issued to you in accordance with the terms hereof.

You understand and accept that if the Options are exercised at a time or in a manner not specifically authorized by the Plan, this Agreement, or Plan administrative rules

(i.e., in “Error”), Prudential will be entitled to correct the Error, including reversing the transaction and recouping any Common Stock or gain that you might receive following the exercise.

Nothing contained in this Agreement is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of any member of the Company Group for any particular period of time. Employment with any member of the Company Group is employment at will, which means that either you or any member of the Company Group may terminate the employment relationship at any time, with or without cause or notice.

I accept the terms of this Agreement, and acknowledge that I understand this Agreement and the terms of the Plan.